Exhibit 99.1

VITAMIN SHOPPE, INC.	NEWS RELEASE
2101 91st Street
North Bergen, NJ 07047
(201) 624-2900
www.vitaminshoppe.com

VITAMIN SHOPPE, INC. ANNOUNCES NEW CHIEF EXECUTIVE OFFICER

North Bergen, NJ (March 3, 2015) – Vitamin Shoppe, Inc, a multi-channel specialty retailer and manufacturer of nutritional products, reported today that Colin Watts will be joining the company as its new Chief Executive Officer effective April 6, 2015. Mr. Watts will also become a member of the Board of Directors. He is to succeed Tony Truesdale who announced in September 2014 his plans to retire in June 2015 after more than nine years of service at the Vitamin Shoppe. Mr. Watts is a consumer products and healthcare industry veteran. He most recently served as President, Weight Watchers Health Solutions. Prior to Weight Watchers, he held the role of Chief Innovation Officer at Walgreens. Mr. Watts also held senior leadership positions at Campbell Soup Company, and was Worldwide President, McNeil Consumer Healthcare and Worldwide President, McNeil Nutritionals, part of the Johnson & Johnson family of companies.

Speaking on behalf of the Board of Directors, Rick Markee, Executive Chairman, commented, “We are pleased to welcome Colin, an experienced leader in the health, wellness and consumer products industries, to the Vitamin Shoppe. He has a proven track record of setting strategic vision, driving innovation and building brands. Colin’s skills are a fantastic addition to the company and we look forward to his leadership during the next stage of our growth. ”

Incoming CEO Colin Watts, commented, “I look forward to working with the very talented team of Vitamin Shoppe Health Enthusiasts to build upon what has already been accomplished as we focus on being our customers’ first choice for their health and well-being needs. Together we will focus on accelerating the growth of the company as we evolve into a trusted health and well-being lifestyle brand and destination.”

Commenting further on behalf of the Board of Directors, Rick Markee, stated, “The entire Board thanks Tony for his leadership of the Vitamin Shoppe over the past nine years. Our company was very different in 2006 when Tony arrived. He has guided the company through a period of tremendous growth doubling the store base to over 700 and revenue exceeding $1 billion. He also led our move into international markets and manufacturing and has built a solid foundation for the company’s future. We wish him all the best in his upcoming retirement.”

About the Vitamin Shoppe, Inc. (NYSE:VSI)

Vitamin Shoppe is a multi-channel specialty retailer and contract manufacturer of nutritional products based in North Bergen, New Jersey. In its stores and on its website, the Company carries one of the most comprehensive retail assortments in the industry, including vitamins, minerals, specialty supplements, herbs, sports nutrition, homeopathic remedies, green living products, and beauty aids. In addition to offering 900 national brand products, the Vitamin Shoppe also exclusively carries products under The Vitamin Shoppe®, BodyTech®, True Athlete®, MyTrition®, plntTM, ProBioCareTM, Next StepTM, Betancourt and Nutri-Force Sports® brands. The Vitamin Shoppe conducts business through more than 700 company-operated retail stores under The Vitamin Shoppe, Super Supplements and Vitapath retail banners, and primarily through its websites, www.VitaminShoppe.com and www.supersup.com. Follow The Vitamin Shoppe on Facebook at http://www.facebook.com/THEVITAMINSHOPPE and on Twitter at http://twitter.com/VitaminShoppe.

CONTACTS:

Investors:	Media:
Kathleen Heaney	Meghan Biango
646-912-3844	Manager, Corporate Communications
ir@vitaminshoppe.com	201-552-6017
meghan.biango@vitaminshoppe.com

(NYSE: VSI)

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